EXHIBIT 10(u)
            1.
                  Tax Reimbursement Agreement


               AGREEMENT, dated as of July 13, 1994, by and between THE BANK OF NEW YORK COMPANY, INC. ("Employer") and
                  ("Employee").
               WHEREAS, Employer and Employee have entered into a severance benefit agreement dated May 17, 1982 (the "1982 Agreement"); and
               WHEREAS, Employer desires to reimburse Employee with respect to any excise taxes owed by Employee under
     Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") in connection with compensation or benefits received pursuant to the 1982 Agreement.
               NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:
               1.  Tax Reimbursement Payment.  (a)  If any
     of the payments provided under the 1982 Agreement (the "Contract Payments") or any other portion of the Total Payments (as defined below) will at any time be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or the applicable provisions of any successor statute (the "Code"), the Employer shall pay to the Employee, by the fifth day following the Employee's date of termination of employment from the Employer, an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any

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     federal and state and local income tax, employment tax and
     Excise Tax upon the payment provided for by this Section 1, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax:
               (i) any other payments or benefits received or to be received by the Employee in connection with the termination of his employment as contemplated by the 1982 Agreement or a change in control of the Employer (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with (a) the Employer, (b) the Employer's successors, (c) any person whose action results in a change in control of the Employer or (d) any corporation affiliated (or which, as a result of the completion of a transaction causing a change in control of the Employer, will become affiliated) with the Employer within the meaning of Section 1504 of the Code) (together with the Contract Payment, the "Total Payments") shall be treated as "parachute payments" within the meaning of
     Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Employer's independent auditors and acceptable to the Employee the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base

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     amount within the meaning of Section 280G(b)(3) of the
     Code, or are otherwise not subject to the Excise Tax; and
               (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Employer's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
               (b) For purposes of determining the amount of the Tax Reimbursement Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal, state and local income taxation in the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee's employment, the Employee shall repay to the Employer at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Tax Reimbursement Payment attributable to such reduction (plus the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax and employment tax imposed on the Tax Reimbursement Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination
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     of the Employee's employment (including by reason of any
     payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Employer shall make an additional tax reimbursement payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.
               (c) In the event of any proceeding before the Internal Revenue Service, United State Tax Court, the United States Claims Court or any other federal court involving the question of whether any payment made or benefit provided by the Employer to the Employee is an excess parachute payment (including any proceeding initiated by a claim for refund or tax return examination with respect to either the Employer or the Employee), the Employer shall have the right to participate in such proceeding with counsel of its selection, which counsel shall be experienced in federal income tax matters and shall be reasonably satisfactory to the Employee. The direct costs of any such proceeding (including, but not limited to, all fees and disbursements of the Employee's counsel and the Employer's counsel) shall be borne by the Employer.
                    2.  Governing Law.  This Agreement is
     governed by and is to be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or

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     altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.
               3.  Miscellaneous.
               (a) Amendments and Waivers. This Agreement may be amended but only by a subsequent written agreement of the parties. Any waiver or discharge must be in writing and signed by Employee or such officer of Employer as may be designated by the Board of Directors of Employer (the "Board"). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or any prior or subsequent time.
               (b) Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of Employee, Employee's heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of Employer and its successors. No rights or obligations of Employer under this Agreement may be assigned or transferred by Employer, except Employer shall require any successor to or acquiror of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of Employer to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that


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     Employer would be required and to perform it as if no such succession had taken place.
               (c) Withholding Taxes. Any amount payable to Employee under this Agreement shall be subject to applicable withholding of income, wage and other taxes.
               (d)  Claims and Denials.  All claims by Employee
     for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement
     shall be delivered to Employee in writing and shall set
     forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Employee for a review of the decisions denying a claim and shall further allow
     Employee to appeal to the Board a decision of the Board
     within sixty (60) days after notification by the Board that Employee's claim has been denied.
               (e)  Arbitration.  Any dispute or controversy
     arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in the State of New York, in
     accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expenses of such arbitration shall be borne by Employer.
               (f) Designated Beneficiary. In the event of Employee's death, all amounts due to Employee hereunder shall be paid to Employee's spouse or, if Employee's spouse predeceases him, to his estate, unless Employee provides to
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     the Employer in writing the names of the beneficiary or
     beneficiaries who shall be paid any such amounts (Employee's spouse, estate or specified beneficiary, as the case may be, shall be Employee's "Designated Beneficiary" for purposes of this Agreement).
               (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               (h)  Applicability.  This Agreement shall be
     applicable and payments shall be made hereunder solely to the extent the Tax Reimbursement Payment is not provided to Employee by means of another agreement with the Employer or any successor entity or affiliate of the Employer.
               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

                                EMPLOYER



                                By:
                                Title:




                                EMPLOYEE